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                                                                EXHIBIT 10.16

[LETTERHEAD OF BURLINGTON NORTHERN SANTA FE CORPORATION]






                               January 30, 1997


Mr. Robert D. Krebs
142 Stonegate Lane
Lake Forest, Illinois 60045

Dear Mr. Krebs:

      Burlington Northern Santa Fe Corporation (the "Corporation") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as that term is defined in this letter) may exist, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

      The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

      In order to induce you to remain in the employ of the Corporation or its affiliates, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a "Change in Control" (as defined in Section 2), and that you shall be eligible for the parachute tax gross-up and certain other benefits described in this Agreement.

      1. TERM. The "Agreement Term" shall begin on January 16, 1997, (the "Effective Date" of this Agreement), and shall end on December 31, 1999, subject to the following:

      (i) As of January 1, 2000, and each January 1 thereafter, the Agreement Term shall automatically be extended to the next following December 31; provided, however, that no such extension shall take place if, on or before the September 30 next preceding the date on which the extension would otherwise take place, the
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Corporation has given notice that it does not wish to extend the Agreement
Term; and further provided that no such extension shall take place if a Change in Control has occurred prior to the date on which the extension would otherwise take place.

      (ii) Subject to Subsection (iii) next below, if a Change in Control occurs during the Agreement Term (as it may be extended from time to time), the Agreement Term shall be extended for a period of twenty-four (24) months beyond the last day of the calendar month in which the Change in Control occurs, but in no event less than twelve (12) months beyond the date of the consummation of the Change in Control.

      (iii) If a Change in Control described in Subsection 2(i) or 2(iii) occurs during the Agreement Term (as it may be extended from time to time), but the Board thereafter determines that it will not consummate the transaction or regulatory approval for the transaction is not obtained, then the Board may reduce the 24-month extension period set forth in Subsection
(ii) next above; provided that the Agreement Term may not end earlier than six
(6) months after such notice of reduction is provided by the Board or, if earlier, the date such Agreement Term would end in the absence of action under this Subsection (iii).

      (iv) In no event, however, shall the Agreement Term extend beyond the end of the calendar month in which your 65 birthday occurs if you are subject to mandatory retirement at such age or to the extent permitted by law.

      2. CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if:

      (i) Any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities.

      (ii) During any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for

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election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

      (iii) The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other company other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Corporation's then outstanding securities.

      (iv) The stockholders of the Corporation adopt a plan of complete liquidation of the Corporation or approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets. For purposes of this subsection (iv), the term "the sale or disposition by the Corporation of all or substantially all of the Corporation's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Corporation or of any direct or indirect subsidiary of the Corporation (including the stock of any direct or indirect subsidiary of the Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Corporation determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Corporation" shall be the aggregate market value of the outstanding shares of common stock of the Corporation (on a fully diluted basis) plus the aggregate market value of the Corporation's other outstanding equity securities. The aggregate market value of the shares of common stock of the Corporation (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") shall be determined by the average closing price of the shares of common stock of the Corporation for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity

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securities of the Corporation shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Corporation or by such other method as the Board of Directors of the Corporation shall determine is appropriate.

A Change in Control that occurs prior to the beginning of the Agreement Term shall be disregarded for purposes of this Agreement.

      3. BASIS OF EMPLOYMENT TERMINATION. If your Date of Termination occurs during the Agreement Term, on a date that is coincident with or follows the occurrence of a Change in Control, or if you have a disability during the Agreement Term after the occurrence of a Change in Control, you shall be eligible for payments and benefits in accordance with, and to the extent provided by, Section 4, with such eligibility determined on the basis for your termination of employment. For purposes of this Agreement, the basis for your termination of employment shall be determined in accordance with this Section 3.

      (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given by the Corporation, you shall not have returned to the full-time performance of your duties, your employment may be terminated by the Corporation for "Disability." Notwithstanding any other provision of this Agreement, a termination of employment under this Subsection (i) shall not cause you to be considered a terminated employee within the meaning of the Corporation's long term disability plan and your rights thereunder shall not be affected by this Agreement.

      (ii) Cause. Your Date of Termination shall be deemed to have occurred for "Cause," if your Date of Termination occurs because of circumstances described in paragraph (a) or paragraph (b) next below, as determined in accordance with the procedures set forth in paragraphs (A), (B) and (C) next below:

            (a) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason); or

            (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

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For purposes of this Subsection (ii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without a reasonable belief that your action or omission was in the best interest of the Corporation. Your Date of Termination shall not be deemed to have occurred for "Cause" unless the procedures described in paragraphs (A), (B) and (C), next below, have been satisfied:

            (A) A written notice of alleged Cause is delivered to you by the Board or a member of the Board. In the case of "Cause" described in paragraph 3(iii)(a), the written notice shall consist of specific identification of the manner in which the Board or such Board member believes that you have not substantially performed your duties, and shall include a demand for such performance. In the case of "Cause" described in paragraph 3(iii)(b), the written notice shall consist of specific identification of the manner in which the Board or such Board member believes that you have engaged in conduct which is demonstrably and materially injurious to the Corporation.

            (B) You have received an opportunity to be heard by the Board or a member of the Board, which will consist of delivery to you of reasonable advance written notice of a Board meeting (to be delivered at or after the time you receive the notice of alleged Cause, described in paragraph
      (A) next above), at which you, together with your counsel, may be heard by the Board, concerning the contents of the notice of alleged Cause and, in the case of "Cause" described in paragraph 3(iii)(a), the manner in which you intend to achieve substantial performance.

            (C) You have received a copy of your Notice of Termination, which will include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board, which occurs after your opportunity to be heard by the Board (at that meeting or a subsequent meeting), and which finds that in the good faith opinion of the Board you were guilty of conduct set forth in the notice of alleged Cause and which specifies the particulars thereof in detail. The Date of Termination set forth in the Notice of Termination shall be not earlier than thirty (30) days after the notice of alleged Cause has been delivered to you in accordance with paragraph 3(ii)(A).

      (iii)  Good Reason.  Subject to the procedures set forth in paragraphs
(A), (B), and (C) next below, you shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence, after a Change in Control, of any of the

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circumstances described in paragraphs (a) through (h) next below.  However,
"Good Reason" shall not exist under paragraphs (a), (e), (f), (g) or (h), next below, if such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

            (a) The assignment to you of any duties with a level of responsibility inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, or a significant adverse alteration in the status of your responsibilities from those in effect immediately prior to such Change in Control.

            (b) A reduction by the Corporation in your annual base salary as in effect on the Effective Date, and adjusted to reflect such increases as may be made after the Effective Date and prior to the occurrence of a Change in Control, and also adjusted to reflect such decreases as may be made after the Effective Date, but taking decreases into account only to the extent that they are part of across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any person in control of the Corporation.

            (c) The Corporation's requiring you to be based anywhere other than fifty (50) miles from your work location on the date of the Change in Control except for required travel on the Corporation's business to an extent substantially consistent with your business travel obligations during the one-year period prior to the Change in Control.

            (d) The failure by the Corporation to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due.

            (e) The failure by the Corporation to continue in effect any compensation plan in which you participate immediately prior to the Change in Control that is material to your total compensation, including but not limited to the Corporation's Retirement Plan, Supplemental Retirement Plan, Investment and Retirement Plan, Supplemental Investment and Retirement Plan, Incentive Compensation Plan, Stock Incentive Plan, Incentive Bonus Stock Program, Salary Exchange Option Program, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your

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      participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control.

            (f) The failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control.

            (g) The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8.

            (h) Any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(vi) (and, if applicable, the requirements of Subsection 3(iii)), which purported termination shall not be effective for purposes of this Agreement.

You shall not be deemed to have terminated employment for Good Reason unless you have delivered a written Notice of Termination, which:

            (A) identifies the circumstances, and the provisions of this Subsection 3(iii), which form the basis for your termination for Good Reason;

            (B) in the case of circumstances described in paragraphs (a), (e),
      (f), (g) or (h) next above, demands correction; and

            (C) specifies a Date of Termination which is not less than fifteen
      (15) days nor more than sixty (60) days after the Notice of Termination has been provided to the Corporation.

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Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

      (iv) Discharge Absent Cause or Disability. You shall be deemed to have been discharged by the Corporation absent Cause or Disability if your employment is terminated by the Corporation other than in accordance with Subsection 3(i) (relating to Disability) or Subsection 3(ii) (relating to Cause). Your Date of Termination under this Subsection 3(iv) may not be earlier than sixty (60) days after the written Notice of Termination is delivered to you. However, the sixty (60) day notice requirement shall not apply to a termination which occurs prior to the date of a Change in Control; provided, however, that if your employment is terminated in accordance with this Subsection 3(iv) within sixty (60) days prior to the occurrence of a Change in Control, your employment shall be deemed to have been terminated on the date specified in the Notice of Termination, but not earlier than sixty
(60) days after such notice is provided to you.

      (v) Payment in Lieu of Notice. The Corporation shall be deemed to have complied with the requirement of this Section 3 relating to advance Notice of Termination if it places you on a fully-paid leave of absence during such notice period; provided, however, that to the extent that such leave of absence prevents you from returning to work following a disability, as described in Subsection 3(i), or prevents you from substantially performing your duties, as described in Subsection 3(ii)(a), the establishment of such leave of absence shall be deemed inconsistent with the provisions of Subsection 3(i) or Subsection 3(ii), and except to the extent that another provision of Subsection 3(i) or Subsection 3(ii) applies, your employment will be deemed to have been terminated in accordance with Subsection 3(iv) (relating to discharge absent Cause or Disability). For purposes of this Subsection (v), during such fully-paid leave of absence, you shall be entitled to base salary, and to continue as a participant in all compensation, benefit and insurance plans in which you were participating at the time the leave of absence began.

      (vi) Notice of Termination. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

      (vii) Date of Termination. "Date of Termination" shall mean the date on which your employment with the Corporation and any affiliates terminates for any reason.

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      (viii)  Extension of Date of Termination.  If, within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to extensions under this Subsection
(viii), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute if the dispute relates to a termination under Section 3(iv) of this Agreement and the Corporation's failure to provide benefits under this Agreement, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection (viii). Amounts paid under this Subsection (viii) are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer. Notwithstanding the foregoing provisions of this Subsection (viii), the determination of whether your Date of Termination has occurred within the Agreement Term shall be determined without regard to any extensions under this Subsection (viii).

      4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. If your Date of Termination occurs during the Agreement Term, on a date that is coincident with or follows the occurrence of a Change in Control, or if you have a disability during the Agreement Term and after the occurrence of a Change in Control, you shall be entitled to payments and benefits in accordance with, and to the extent provided by, this Section 4.

      (i) Discharge for Cause and Voluntary Resignation. If your employment is terminated by the Corporation for Cause, or is terminated by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation or any

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affiliate at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

      (ii) Disability. During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the long term disability plan or other similar plan during such period, until your employment is terminated pursuant to Section 3(ii). Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such program; however, your receipt of benefits under the long term disability plan will not be affected by your termination under this Agreement.

      (iii) Termination for Good Reason and Discharge Absent Cause or Disability. If your employment is terminated by you for Good Reason, or by the Corporation absent Cause or Disability (as described in Subsection 3(iv)), then you shall be entitled to the payments and benefits described below:

            (a) Prior Salary and Deferrals.  The Corporation shall pay to you
      (1) your full base salary through your Date of Termination at the rate in effect at the time the Notice of Termination is given, with payment to be made no later than the fifth day following your Date of Termination; (2) your Bonus Rate (defined below) for the year in which your Date of Termination occurs, subject to a pro-rata reduction for the portion of the year after your Date of Termination; and (3) all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due under the terms of such plans.

            (b) Restricted Stock Awards. Notwithstanding any provision of the Corporation's 1996 Stock Incentive Plan or successor plan, the Restricted Period with respect to any Restricted Stock other than Performance-based Restricted Stock (including, without limitation, Restricted Stock granted under the Corporation's Incentive Bonus Stock
      Plan) granted to you thereunder prior to the date of the Change in Control shall lapse on your Date of Termination, and such shares shall be distributed to you not later than the fifth day following your Date of Termination.

            (c) Stock Options. Pursuant to the Corporation's 1996 Stock Incentive Plan or successor plan, the restrictions shall lapse on a proportion of any outstanding option award. A proportion of the option award upon which the restrictions

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      shall lapse shall be a fraction, the denominator of which is the total number of months of any Restricted Period applicable to the option award and the numerator of which is the number of months of such Restricted Period which elapsed prior to the Date of Termination.

      However, any Options that are not affected by this Subsection shall continue to be available pursuant to the terms of the aforementioned plans.

            (d) Any and all premiums that are due or may become due in connection with insurance policies obtained as a result of your participation in the Corporation's Estate Enhancement Program (the "Policy") shall be paid by the Corporation within five (5) days following your Date of Termination. Notwithstanding any provision of the Estate Enhancement Program to the contrary, the Policy, Split-Dollar Agreement and Collateral Assignment Agreement shall remain in effect and you shall have no further obligations under your Agreement to Forego Salary under the Estate Enhancement Program and all obligations you may have under the Program and related agreements shall be the obligation of the Corporation.

      (iv) Mitigation and Set-Off. Except as provided in paragraph 4(iii)(f) and paragraph 4(iii)(g), you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this
Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

      5.  STOCK PLANS.

      (i) STOCK OPTIONS AND RESTRICTED STOCK. If (I) a Change in Control occurs during the Agreement Term, (II) you are employed by the Corporation on the date of the consummation of the Change in Control, and (III) the Change in Control occurs prior to the end of the Restricted Period for Options or Restricted Stock relating to shares of common stock of the Corporation granted to you under the Corporation's 1996 Stock Incentive Plan, then upon the consummation of the Change in Control, you shall vest in any such unvested Options and Restricted Stock other than Performance-based Restricted Stock.

      (ii) PERFORMANCE SHARE PLAN. If (I) a Change in Control occurs during the Agreement Term, (II) you are employed by the Corporation on the date of the Change in Control and your employment thereafter is not terminated for Cause or by voluntary

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resignation, and (III) the Change in Control occurs prior to the end of the
Performance Period for shares of common stock of the Corporation granted to you under the Corporation's Performance Share Plan, then upon the consummation of the Change in Control, you shall vest in any such unvested shares, based on the applicable price goals under the terms of the plan, and the per-share price which has been achieved for shares of common stock of the Corporation at any time during the Performance Period and on or before the consummation of the Change in Control date, determined without regard to the plan requirement that a specified number of years during the Performance Period must have elapsed prior to the vesting of shares. If you are terminated for Cause or by voluntary resignation, you will receive no benefits under the Performance Share Plan. After the consummation of the Change in Control, the terms of the Performance Share Plan will govern without regard to the foregoing provisions for persons who remain in the employ of the Corporation. If you have terminated employment under Subsection 3(iii) or 3(iv) after the consummation of the Change in Control, you shall have no further rights under the Performance Share Plan.

      6.  PARACHUTE TAX.

      (i) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation, any affiliate or associated company, trusts established by the Corporation, any affiliate or associated company, for the benefit of its employees, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Section 6, "Payments" will include any payments, benefits or distributions to other persons with respect to awards granted to you and transferred by you to such other person in accordance with the terms of the awards, to the extent that such awards result in taxable income being attributable to you.

      (ii) Subject to the provisions of Subsection 6(iii), all determinations required to be made under this Section 6,

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including whether and when a Gross- Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Corporation (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Corporation to you within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Subsection 6(iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to you or for your benefit.

      (iii) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

      (a) give the Corporation any information requested by the Corporation relating to such claim;

      (b) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

      (c) cooperate with the Corporation in good faith in order to effectively contest such claim; and

      (d) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 6(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if you are required to extend the statute of limitations to enable the Corporation to contest such claim, you may limit this extension solely to such contested amount. The Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (iv) If, after the receipt by you of an amount advanced by the Corporation pursuant to Subsection 6(iii), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation's complying with the requirements of Subsection 6(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to Subsection 6(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      (v) Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined that (a) the Payments to you would, if made, be subject to an Excise Tax (or would result in the loss of a deduction to the Corporation or its affiliates under section 280G of the
Code), but that, (b) if the amount of the Payments were reduced by an amount that is not greater than 20% of the value of all Payments otherwise due to you (determined without regard to the limitations of this Section (v)); then the amount of the Payments otherwise due to you (regardless of whether payable pursuant to the terms of this Agreement or otherwise) shall be reduced to an amount which is determined to be $1 less than the maximum amount of the Payments which could be made to you without resulting in the imposition of Excise Taxes (and without the loss of a deduction under section 280G of the Code). You shall be entitled to select the order in which payments are to be reduced in accordance with this Section (v). If, by reason of the limitations of this Section (v), the maximum amount payable to you under this Agreement or otherwise cannot be determined prior to the due date for such payment, the Corporation shall pay on the due date the minimum amount which it in good faith determines to be payable and shall pay the remaining amount, with interest at a rate, compounded semi-annually, equal to 120% of the applicable Federal rate determined under section 1274(d) of the Code, as soon as such remaining amount is determined in accordance with this Section (v). Application of this Section (v) shall be made by an Accounting Firm selected in the manner set forth in Section 6(ii).

      (vi) You shall be eligible for benefits under this Section 6, and shall be subject to the terms of this Section 6, regardless of whether the Change in Control occurs or the payments are made during the Agreement Term, regardless of whether you are employed by the Corporation on or after the occurrence of a Change in Control and, if your Date of Termination shall have occurred, regardless of the reason for such termination.

        7. RIGHTS OF EMPLOYMENT. Except as otherwise expressly provided in this Agreement:

     (i) nothing in this Agreement shall be construed as limiting your right to resign prior to the beginning or after the end of the Agreement Term; and

     (ii) nothing in this Agreement shall be construed as limiting the Corporation's right to discharge you at any time prior to the beginning or after the end of the Agreement Term, or to renegotiate the terms of your employment for any period prior to the beginning or after the end of the Agreement Term.

     (iii) Termination Not Covered by Agreement. Except as otherwise provided in subsection 3(iv) (relating to discharge absent Cause or Disability), or as otherwise expressly provided in this Agreement, this Agreement shall be inapplicable to the determination of your rights to payments and benefits, if your Date of Termination occurs prior to the occurrence of a Change in Control, or if your Date of Termination occurs after the end of the Agreement Term and you are not subject to a disability after a Change in Control.

     8. SUCCESSORS; BINDING AGREEMENT. (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     9. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the parties to this Agreement shall survive the expiration of the Agreement Term. Capitalized terms used in this Agreement shall be defined as set forth in this Agreement.

     11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Chicago, Illinois, in accordance with the rules of the American

Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     14. AMENDMENT. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as you shall live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     15. GENERAL RELEASE AND COVENANT NOT TO SUE. You agree that as a condition of receiving benefits under this Agreement in connection with your termination of employment, you shall execute the attached General Release and Covenant Not to Sue within thirty (30) days following your Date of Termination. Notwithstanding any other provision herein, no benefits or payments in connection with your termination of employment shall be provided until the executed General Release and Covenant Not to Sue has been received by the Corporation and a seven (7) day revocation period from the date of execution has expired.

     16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Notwithstanding the foregoing provisions of this paragraph 16, if you have entered into a letter agreement with Santa Fe Pacific Corporation or Burlington Northern Inc. relating to certain separation benefits to be provided if your employment terminates after the occurrence of a Change in Control, and such agreement provided that, as a result of stockholder approval of the merger between Burlington Northern Inc. and Santa Fe Pacific Corporation, you will be entitled to such benefits if your employment terminates for reasons as specified in such agreement prior to the expiration of such Change in Control event which is September 22, 1997 for the agreement with Burlington Northern Inc. and February 7, 1998, for the agreement with Santa Fe Pacific Corporation (each agreement, as it has been amended from time to time, is referred to as the "Prior Agreement"), then you may irrevocably elect, by writing filed not later than 30 days after such termination of employment, to receive benefits under the Prior Agreement in lieu of benefits under this Agreement. Upon the filing of such election, your rights shall be determined in accordance with (and you shall become subject to) the Prior Agreement, and this

Agreement shall be void; provided, however, that your rights to benefits under the Prior Agreement shall be reduced by the actuarial equivalent of any amounts you may have received under this Agreement; and further provided that an election in accordance with this sentence shall not affect the limitation on your benefits set forth in Section 6(v) (relating to restrictions on benefits subject to parachute taxes) and shall not affect the Corporation's ability to impose such limit.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                   Sincerely,

                                   Burlington Northern
                                   Santa Fe Corporation


                                   By:
                                      ---------------------------------
                                   Name:
                                        -------------------------------
                                   Title:
                                         ------------------------------

Agreed to this     day
               ---
of             , 1997.
   ------------

             GENERAL RELEASE AND COVENANT NOT TO SUE

     For and in consideration of the terms of the Agreement between Burlington Northern Santa Fe Corporation and its affiliates and [NAME] dated [DATE], ("Agreement"), the undersigned does hereby fully waive, release, remit and forever discharge Burlington Northern Santa Fe Corporation and any and all of its affiliates, divisions, subsidiaries, officers, directors, stockholders, agents advisors and employees from any and all claims, demands or causes of action, including any claims for merger protection benefits pursuant to the Interstate Commerce Commission decision in the Northern Lines or Frisco merger proceedings, claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000(e), et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621, et seq., the Federal Employers' Liability Act, and any other federal, state or local law, order, regulation, common law, contract or collective bargaining agreement, which relates to my employment or cessation of employment by Burlington Northern Santa Fe Corporation and its affiliates; provided however that the undersigned does not waive enforcement of rights to any benefits provided or extended pursuant to the terms of the Agreement or to assert any counterclaims in response to any litigation initiated by BNSF Corporation against me. The undersigned specifically waives all claims, whether past or present, known or unknown, and whether or not in litigation, which I, or acting on my behalf, my heirs, successors, executors, administrators or assigns, may have based on any action, omission or event occurring prior to this date. Included in this Release are any and all claims for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event.

     This General Release and Covenant Not to Sue is executed willingly and voluntarily, for adequate consideration, and after having the opportunity to consult with counsel. This General Release and Covenant Not to Sue is irrevocable and binding upon the undersigned.



------------------------           -----------------------------
Date                               Name


                                   -----------------------------
                                   Signature